Exhibit 99.01

AMERICAN SHALE OIL, LLC.

(A Development Stage Company)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON
FINANCIAL STATEMENTS

To the members of American Shale Oil, LLC,

We have audited the accompanying balance sheets of American Shale Oil, LLC (A Development Stage Company) (the “Company”) as of December 31, 2012 and December 31, 2011 and the related statement of operations, members’ interest (deficit), and cash flows for the year ended December 31, 2012, and the period from August 1, 2011 through December 31, 2011, and for the fiscal year ended July 31, 2011. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012 and December 31, 2011, and the results of its operations and its cash flows for the year ended December 31, 2012, the period from August 1, 2011 through December 31, 2011, and for the fiscal year ended July 31, 2011, in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has incurred recurring net losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern.  Management’s plans in regards to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The accompanying statements of operations, members’ interest (deficit) and cash flows of the Company for the year ended July 31, 2010 and for the period from April 10, 2008 (inception) to July 31, 2010, were not audited by us and, accordingly, we do not express an opinion on them.

/s/ Zwick and Banyai, PLLC

Zwick and Banyai, PLLC
Southfield, Michigan

March 21, 2013

AMERICAN SHALE OIL, LLC (A Development Stage Company)
BALANCE SHEETS

December 31, (in thousands)	2012	2011

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,171	$1,106
Prepaid expenses	61	79
Other current assets	8	118
TOTAL CURRENT ASSETS	2,240	1,303
Property and equipment, net	53	68
Other assets	805	567
TOTAL ASSETS	$3,098	$1,938
LIABILITIES AND MEMBERS’ INTEREST (DEFICIT)
CURRENT LIABILITIES:
Trade accounts payable	$46	$500
Due to Members	247	328
Accrued expenses	1,356	2,829
TOTAL CURRENT LIABILITIES	1,649	3,657
Other liabilities	644	437
TOTAL LIABILITIES	2,293	4,094
Commitments and contingencies
MEMBERS’ INTEREST (DEFICIT):
Members’ contributions	61,303	49,272
Accumulated deficit during the development stage	(60,498)	(51,428)
TOTAL MEMBERS’ INTEREST(DEFICIT)	805	(2,156)
TOTAL LIABILITIES AND MEMBERS’ INTEREST (DEFICIT)	$3,098	$1,938

See accompanying notes to financial statements.

AMERICAN SHALE OIL, LLC (A Development Stage Company)
STATEMENTS OF OPERATIONS

	Year ended	Five Months ended			For the period from April 10, 2008 (inception) to
	December 31,	December 31,	Fiscal year ended July 31,		December 31,
(in thousands)	2012	2011	2011	2010	2012
	(Audited)	(Audited)	(Audited)	(Unaudited)	(Unaudited)
REVENUES	$—	$—	$—	$—	$—
COSTS AND EXPENSES:
General and administrative	507	248	767	910	3,711
Research and development	8,563	9,156	25,423	7,100	56,792
TOTAL COSTS AND EXPENSES	9,070	9,404	26,190	8,010	60,503
Loss from operations	(9,070)	(9,404)	(26,190)	(8,010)	(60,503)
Interest (expense) income, net	—	—	(1)	(2)	5
NET LOSS	$(9,070)	$(9,404)	$(26,191)	$(8,012)	$(60,498)

See accompanying notes to financial statements.

AMERICAN SHALE OIL, LLC (A Development Stage Company)
STATEMENTS OF MEMBERS’ INTEREST (DEFICIT)
(in thousands)

	Year ended December 31,	Five Months ended December 31,	Fiscal year ended July 31,		For the period from April 10, 2008 (inception) to December 31,
	2012	2011	2011	2010	2012
	(Audited)	(Audited)	(Audited)	(Unaudited)	(Unaudited)
BALANCE AT BEGINNING OF PERIOD	$(2,156)	$(2,952)	$3,526	$1,587	$—
Members’ contributions	12,031	10,200	19,713	9,951	61,303
Net loss	(9,070)	(9,404)	(26,191)	(8,012)	(60,498)
BALANCE AT END OF PERIOD	$805	$(2,156)	$(2,952)	$3,526	$805

See accompanying notes to financial statements.

AMERICAN SHALE OIL, LLC (A Development Stage Company)
STATEMENTS OF CASH FLOWS

(in thousands)	Year ended December 31,	Five Months ended December 31,	Fiscal year ended July 31,		For the period from April 10, 2008 (inception) to December 31,
	2012	2011	2011	2010	2012
	(Audited)	(Audited)	(Audited)	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net loss	$(9,070)	$(9,404)	$(26,191)	$(8,012)	$(60,498)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	19	7	6	4	36
Change in assets and liabilities:
Prepaid expenses	18	69	54	(149)	(61)
Other current assets and other assets	(127)	(110)	(115)	(63)	(812)
Due to Members	(81)	201	(63)	(3)	247
Trade accounts payable, accrued expenses and other liabilities	(1,721)	(3,349)	5,708	641	2,044
Net cash used in operating activities	(10,962)	(12,586)	(20,601)	(7,582)	(59,044)
INVESTING ACTIVITIES
Capital expenditures	(4)	—	(66)	(11)	(89)
Net cash used in investing activities	(4)	—	(66)	(11)	(89)
FINANCING ACTIVITIES
Members’ capital contributions	12,031	10,200	19,713	9,951	61,304
Net cash provided by financing activities	12,031	10,200	19,713	9,951	61,304
Net increase (decrease) in cash and cash equivalents	1,065	(2,386)	(954)	2,358	2,171
Cash and cash equivalents at beginning of period	1,106	3,492	4,446	2,088	—
Cash and cash equivalents at end of period	$2,171	$1,106	$3,492	$4,446	$2,171

See accompanying notes to financial statements.

AMERICAN SHALE OIL, LLC (A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Business and Summary of Significant Accounting Policies

Description of Business
American Shale Oil, LLC (the “Company”) is one of three holders of leases awarded by the U.S. Bureau of Land Management to research, develop and demonstrate in-situ technologies for potential commercial shale oil production (“RD&D Lease”) in western Colorado. The Company’s RD&D Lease covers an area of 160 acres. The lease runs for a ten year period beginning on January 1, 2007, and is subject to an extension of up to five years if the Company can demonstrate that a process leading to the production of commercial quantities of shale oil is diligently being pursued. If the Company can demonstrate the economic and environmental viability of its technology, it will have the opportunity to submit a one-time payment pursuant to the Oil Shale Management Regulations and convert its RD&D Lease to a commercial lease on 5,120 acres which overlap and are contiguous with the 160 acres in its RD&D Lease. The Company is in the development stage and had no revenues since its inception.

The financial statements have been prepared on a going concern basis. The Company incurred aggregate net losses of $60.5 million for the period from its inception on April 10, 2008 to December 31, 2012. These incurred losses raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is wholly dependent upon its ability to obtain adequate financing. The Company will require substantial additional funds to finance its ongoing development activities, and will have a continuing long-term need to obtain additional financing. Through December 31, 2012, the Company’s funding was provided by the members of the Company. Future funding from the members is dependent upon, among other things, successful progress of the development of the Company’s shale oil technology. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

The Company changed its fiscal year end from July 31 to December 31, in order to better align the Company’s financial reporting with its operational and budgeting cycle and with other industry participants. The Company’s financial statements included the results for its transitional period for the five months from August 1, 2011 through December 31, 2011.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Research and Development Costs
Costs for research and development are charged to expense as incurred.

Environmental Obligations
The Company’s oil shale development activities are subject to various federal and state laws and regulations governing the protection of the environment. The Company conducts its operations so as to protect the public health and environment and believes its operations are in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations. The Company is required to make deposits with a state agency to secure future site reclamation and other environmental obligations. At December 31, 2012, the deposit amount was $0.8 million and the accrual for site reclamation and environmental obligations was $0.6 million. At December 31, 2011, the deposit amount was $0.5 million and the accrual for site reclamation and environmental obligations was $0.4 million. The deposits were included in other assets, and the accruals, which were not discounted, were included in other liabilities in the balance sheets. Estimating this accrual requires significant judgment and assumptions by management. Should the estimates and assumptions prove to be incorrect, the Company may be required to record additional expense in future periods and such expense could be material.

Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company holds cash and cash equivalents at financial institutions, which often exceed FDIC insured limits. Historically, the Company has not experienced any losses due to such concentration of credit risk.

Property and Equipment
Property and equipment are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives, which is 5 years.

Income Taxes
The Company is a limited liability company which is classified as a partnership for federal income tax purposes. The Company’s income or loss is passed-through to its members and, accordingly, the Company does not pay income taxes. Therefore, no provision for or benefit from income taxes in recorded in the accompanying financial statements.

Contingencies
The Company accrues for loss contingencies when both (a) information available prior to issuance of the financial statements indicates that it is probable that a liability had been incurred at the date of the financial statements and (b) the amount of loss can reasonably be estimated. When the Company accrues for loss contingencies and the reasonable estimate of the loss is within a range, the Company records its best estimate within the range. When no amount within the range is a better estimate than any other amount, the Company accrues the minimum amount in the range. The Company discloses an estimated possible loss or a range of loss when it is at least reasonably possible that a loss may have been incurred.

Fair Value Measurements
At December 31, 2012, there were no assets and liabilities measured at fair value on a recurring basis.

Note 2—Property and Equipment

Property and equipment consists of the following:

December 31	2012	2011
(in thousands)	(Audited)	(Audited)
Equipment	$68	$65
Computer software	13	13
Automobile	8	8
	89	86
Less accumulated depreciation	(36)	(18)
Property and equipment, net	$53	$68

Note 3—Members’ Interest

In April 2008, American Shale Oil Corporation, a former subsidiary of IDT Corporation, acquired a 75% equity interest in the Company. As part of this purchase, American Shale Oil Corporation made certain commitments for future funding of the Company’s operations. In a separate transaction in April 2008, IDT Corporation acquired an additional 14.9% equity interest in the Company.

On October 28, 2011, Genie Energy Ltd. the ultimate parent company of American Shale Oil Corporation was spun-off by IDT Corporation and became an independent public company through a pro rata distribution of Genie Energy Ltd.'s common stock to IDT Corporation’s stockholders.

In March 2009, TOTAL E&P Research & Technology USA, (“Total”), a subsidiary of TOTAL S.A., the world’s fifth largest integrated oil and gas company, acquired from American Shale Oil Corporation a 50% member’s interest in the Company. As part of this transaction, Total made certain commitments for future funding of the Company’s operations. Immediately prior to this transaction, all owners other than American Shale Oil Corporation exchanged their ownership interest for a proportionate share of a 1% override on the Company’s future revenue. Following the transaction with Total, American Shale Oil Corporation and Total each owned a 50% interest in the Company.

Beginning in January 2011, Total may terminate its obligations to make capital contributions and withdraw as a member of the Company. If Total withdraws as a member of the Company, American Shale Oil Corporation may also terminate its obligations to make capital contributions and withdraw as a member of the Company.

Although, subject to certain exceptions, American Shale Oil Corporation and Total are not obligated to make additional contributions to the Company beyond their respective commitments, they could dilute or forfeit their ownership interests in the Company if they fail to contribute their respective shares for additional funding.

Note 4—Related Party Transactions

American Shale Oil Corporation and Total (collectively, the “Members”) charge the Company for their personnel who provide technical assistance for the Company’s research, development and demonstration activities. In addition, American Shale Oil Corporation charges the Company for accounting, accounts payable, human resources, treasury and certain management services.

The change in the Company’s Due to Members balance was as follows:

	Year ended December 31,	Five Months ended December 31,	Fiscal year ended July 31,		For the period from April 10, 2008 (inception) to December 31,
(in thousands)	2012	2011	2011	2010	2012
	(Audited)	(Audited)	(Audited)	(Unaudited)	(Unaudited)
BALANCE AT BEGINNING OF PERIOD	$328	$127	$190	$193	$—
Amounts charged by Members	1,542	779	2,024	1,683	7,967
Payments	(1,623)	(578)	(2,087)	(1,686)	(3,806)
Amount due to AMSO capitalized in connection with March 2009 transaction with Total	—	—	—	—	(4,034)
BALANCE AT END OF PERIOD	$247	$328	$127	$190	$127
AVERAGE BALANCE DURING THE PERIOD	$288	$228	$158	$192	$472

Note 5—Commitments and Contingencies

Environmental Obligations
See Note 1 for contingencies relating to environmental obligations.

Lease Commitments
Rental expense under operating leases was $0.1 million and less than $0.1 million in the year ended December 31, 2012 and in the five months ended December 31, 2011, respectively, and $0.1 million in the year ended July 31, 2011. Rental expense under operating leases was less than $0.1 million (Unaudited) in fiscal 2010, and $0.3 million (Unaudited) in the period from April 10, 2008 (inception) through December 31, 2012.

Purchase Commitments
The Company had purchase commitments of $0.8 million as of December 31, 2012.